December 21, 2007

Mr. Patrick Herda
President and Chief Executive Officer
Nuclear Solutions, Inc.
1101 30th Street NW, Suite 500
Washington, D. C. 20007

Dear Mr. Herda,

After thoroughly reviewing all the publicly available information on Nuclear Solutions, Inc. (“NSOL”) including doing our due diligence, we at Inter-Americas, Inc. have come to believe that your company would be an ideal partner for our consortium of companies.

Our review of your operations as well as our outside inquiries have left us with a high regard for NSOL/FFI, its management and business opportunities which complement IA and its consortium companies. This is all in keeping with IA’s vision and mission statement of seeking out companies that promote and advanced new technologies to conserve and/or repair the environment in order to improve the quality of life for people worldwide. In addition, we believe that our operations share a number of complementary strengths, as well as a high degree of compatibility of management philosophy and future strategic objectives. We believe the acquisition of your company by us would be an attractive opportunity mutually beneficial to both of us.

IA wants to acquire NOSL/FFI because it fully compliments Full Circle Energy, Inc. one of IA’s consortium companies. This will allow the utilization of Full Circle and FFI’s technology of converting refinery waste, coal, petroleum coke, old tires and municipal waste to be converted into electricity as well as a usable bio fuels/bio diesel product. With this acquisition of NSOL/FFI by IA, we will capture a significant market share in the alternative fuels business to make the U.S. less dependent on foreign oil. Because of Full Circle Energy and FFI's technologies it can be adapted to produce future fuels of choice in an environmentally friendly green fashion.

I am pleased to advise you the Board of Directors of IA has hereby authorized me to:

1.
Offer to purchase the outstanding common stock of NSOL (on a fully diluted basis) for an aggregate cash payment of $110 million, a substantial premium over recent and historical stock prices. To that end, we are prepared to negotiate and enter into a mutually acceptable merger or other acceptable agreement with NSOL. I am sure that we both will want to take steps (including the possibility of coupling the transaction with an immediate cash tender offer at the same price) to effectuate the transaction as promptly as possible.

2.
In the event we are not able to enter into an agreement with NSOL, we intend to make a cash tender offer for all of the outstanding shares of NSOL (on a fully diluted basis) of $110 million, subject to certain conditions being met.

It is our policy that the companies within the Inter-Americas, Inc. organization operate as separate units with extensive decentralization of authority. In this connection, we would desire for the continuation of NSOL’s management, and we would expect that any existing employment agreements would be assumed by the merged entity or substituted for new mutually acceptable arrangements.

We appreciate that, in considering our proposal, the obligation of your Board of Directors is to examine it from the standpoint of the best interest of NSOL and its shareholders as a whole. With this in mind, may I make clear Inter-Americas, Inc.’s sincere interest in this regard. We would expect that NSOL operate in such a way as to maintain these relationships.

To be absolutely clear, we are prepared to reach an agreement on a transaction that is fair and generous and in the best interest of your company and its shareholders. We believe that if given the opportunity, your board and shareholders would likely vote to accept such a proposal.

IA and its advisors are ready and eager to meet with you and your advisors as soon as possible to begin working on an agreement. Working together, I do not anticipate any difficulties in arranging the details and I am confident that we can develop a definitive agreement very quickly. I would very much appreciate hearing from you today so that we both might discuss how best to proceed. We at IA have already begun extensive due diligence including retaining Klehr, Harrison, Harvey, Branzburg & Ellers, LLP to advise IA on proceeding with this offer and subsequently any SEC filings including tender offers. All these steps are necessary for moving this transaction to a successful finalization.

In closing, let me say how much I personally hope that we can complete this transaction on a mutually acceptable basis. Your success and the compatibility of our businesses commend a joining of forces for the future.

Very truly yours,

/s/ Larry Romano
Larry Romano
President and Chief Operating Officer
Inter-Americas, Inc.

cc:	Board of Directors Nuclear Solutions, Inc.